                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          THE SHERWIN-WILLIAMS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              STEPHEN J. PERISUTTI
                          THE SHERWIN-WILLIAMS COMPANY
                           101 PROSPECT AVENUE, N.W.
                             CLEVELAND, OHIO 44115
                                 (216) 566-2543
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                          THE SHERWIN-WILLIAMS COMPANY

                               ------------------

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held in the LTV Auditorium, Room 927, Midland Building, 101 Prospect Avenue, N.W., Cleveland, Ohio on Wednesday, April 24, 1996 at 10:00 A.M., local time, for the following purposes:

     1. To fix the number of Directors of the Company at ten and to elect ten Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected; and

     2. To transact such other business as may properly come before the Annual Meeting of Shareholders.

     Holders of Common Stock of record at the close of business on March 4, 1996 are the only shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

                                          L. E. STELLATO
                                                 Secretary

Midland Building
Cleveland, Ohio 44115-1075
March 13, 1996

     YOU CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING A FOLLOW-UP LETTER BY THE PROMPT COMPLETION AND RETURN OF THE ENCLOSED PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS. FOR YOUR CONVENIENCE, THERE IS ENCLOSED A SELF-ADDRESSED ENVELOPE REQUIRING NO POSTAGE IF MAILED IN THE UNITED STATES.

                          THE SHERWIN-WILLIAMS COMPANY

                                MIDLAND BUILDING

                           CLEVELAND, OHIO 44115-1075

                                PROXY STATEMENT

                                                                  March 13, 1996

                                  PRELIMINARY

     The enclosed proxy is requested by the Board of Directors in connection with the Annual Meeting of Shareholders to be held April 24, 1996 for the purpose of considering and acting upon the matters specified in the foregoing Notice of Annual Meeting. The mailing date of this Proxy Statement is on or about March 13, 1996.

     The Board of Directors is not aware of matters other than those specified in the foregoing Notice of Annual Meeting that will be brought before the Annual Meeting of Shareholders for action. However, if any such matters should be brought before the Annual Meeting of Shareholders, it is intended that the persons appointed as proxies may vote or act thereon according to their judgment.

                                 ANNUAL REPORT

     The Company's Annual Report to Shareholders for the year which ended December 31, 1995 is enclosed with this Proxy Statement. In addition, financial and other reports may be submitted at the Annual Meeting of Shareholders, but it is not intended that any action will be taken with respect thereto.

                             ELECTION OF DIRECTORS

     It is intended that proxies which contain no instructions to the contrary will be voted in favor of fixing the number of Directors at ten and for the election of the nominees listed on the proxy. The candidates receiving the most votes will be elected.

     Should any nominee decline or be unable to accept such nomination or be unable to serve as a Director, an event which management does not now expect, the Board of Directors reserves the right to substitute such other person as a nominee, or to reduce the number of nominees to such extent, as they shall deem advisable.

     Each of the nominees, except for Mr. Collins who was appointed a Director by unanimous action of the Board of Directors on January 24, 1996, has been previously elected as a Director by the shareholders. The following, based upon information received in part from the respective persons and in part from the records of the Company, sets forth information regarding each nominee as of December 31, 1995:

JAMES M. BIGGAR has served as Chairman and Chief Executive Officer of Glencairn
     Corporation (real estate development) since July 1991 prior to which he served as Chairman of Nestle USA, Inc. (food products, restaurants, hotels) commencing January 1991. From January 1984 to January 1991, Mr. Biggar served as Chairman and Chief Executive Officer of Nestle Enterprises, Inc. Mr. Biggar is 67 years old and has served as a Director of the Company since July 1987. Mr. Biggar is also a Director of National City Bank and National City Corporation, and is Chairman of the New Cleveland Campaign.

JOHN G. BREEN has served as Chairman and Chief Executive Officer of the Company since June 1986. Mr. Breen is 61 years old and has served as a Director of the Company since April 1979. Mr. Breen is also a Director of National City Corporation, Mead Corporation, Parker-Hannifin Corporation and The Goodyear Tire and Rubber Company. Mr. Breen is a Trustee of Catholic Charities Corporation, the Cleveland Opera, John Carroll University, the Musical Arts Association (The Cleveland Orchestra) and University Hospitals of Cleveland, and is a Member of The Case Western Reserve University Visiting Committee for the School of Medicine.

DUANE E. COLLINS has served as President and Chief Executive Officer of
     Parker-Hannifin Corporation (manufacturer of motion control products) since July 1993 prior to which he served as Vice Chairman of the Board of Directors of Parker-Hannifin commencing June 1992. From July 1988 to June 1992, Mr. Collins served as Executive Vice President and President, International, of Parker-Hannifin. Mr. Collins is 59 years old and has served as a Director of the Company since January 1996. Mr. Collins is also a Director of Parker-Hannifin, National City Bank and the Greater Cleveland Growth Association, and is a Trustee of the Cleveland YMCA.

THOMAS A. COMMES has served as President and Chief Operating Officer of the
     Company since June 1986. Mr. Commes is 53 years old and has served as a Director of the Company since April 1980. Mr. Commes is also a Director of KeyCorp, Centerior Energy Corporation and the Greater Cleveland Growth Association, and is a Trustee of The Cleveland Clinic Foundation and Vocational Guidance Services (VGS).

DANIEL E. EVANS has served as Chairman, Chief Executive Officer and Secretary of
     Bob Evans Farms, Inc. (food products and restaurants) since 1971. Mr. Evans is 59 years old and has served as a Director of the Company since April 1990. Mr. Evans is also a Director of Evans Enterprises, Inc., Motorists Mutual Insurance Company, National City Bank and National City Corporation.

ROBERT W. MAHONEY has served as Chairman, Chief Executive Officer and President of Diebold, Incorporated (manufacturer of financial self-service transaction systems and security products) since July 1993 prior to which he served as Chairman and Chief Executive Officer of Diebold commencing April 1988. Mr. Mahoney is 59 years old and has served as a Director of the Company since January 1995. Mr. Mahoney is also a Director of The Timken Company, and is a Trustee of Mount Union College, Ohio Foundation of Independent Colleges, the Professional Football Hall of Fame and Canton
     (Ohio) Junior Achievement. Mr. Mahoney is a Member of the Stark (County,
     Ohio) Development Board and the Chamber of Commerce Leadership Canton
     (Ohio) Advisory Board.

WILLIAM G. MITCHELL, prior to his retirement in May 1987, served as Vice
     Chairman of Centel Corporation (independent telephone and electric properties) since May 1986. Mr. Mitchell is 65 years old and has served as a Director of the Company since April 1979. Mr. Mitchell is also a Director of Interlake Corporation, The Northern Trust Company, Northern Trust Corporation and Peoples Energy Corporation.

A. MALACHI MIXON, III has served as President and Chief Executive Officer of Invacare Corporation (manufacturer and distributor of home health care products) since January 1980 and has served as Chairman of Invacare since September 1983. Mr. Mixon is 55 years old and has served as a Director of the Company since April 1993. Mr. Mixon is also a Director of The Lamson and Sessions Co. and NCS HealthCare, Inc., and is a Trustee of The Cleveland Clinic Foundation, Cleveland Institute of Music and Case Western Reserve University.

HELEN O. PETRAUSKAS has served as Vice President - Environmental and Safety
     Engineering of Ford Motor Company (automobile manufacturing) since March 1983. Mrs. Petrauskas is 51 years old and has served as a Director of the Company since July 1993. Mrs. Petrauskas is also a Director of MCN Corporation, is a Trustee of the Henry Ford Health System, and is a Member of the Advisory Board - Center for Risk Analysis, Harvard School of Public Health and a Member of the Board of Visitors of North Carolina A&T State University.

RICHARD K. SMUCKER has served as President of The J.M. Smucker Company (makers of food products) since January 1987. Mr. Smucker is 47 years old and has served as a Director of the Company since September 1991. Mr. Smucker is also a Director of The J.M. Smucker Company and the Wm. Wrigley Jr. Company, and is a Trustee of the Musical Arts Association (The Cleveland Orchestra).

                                DIRECTORS' FEES

     Each Director who is not an employee of the Company receives a retainer of $25,000 per annum, earned and payable monthly. In addition, each such Director receives $1,500 for each meeting of the Board of Directors or Committee of the Board of Directors that he or she attends, or $2,000 for each meeting of a Committee of the Board of Directors that he or she chairs. No fees or other remuneration, as such, are paid to employees of the Company for services as a member of the Board of Directors or any Committee thereof. Directors who are not employees of the Company are permitted to defer all or a portion of their fees pursuant to the Company's Director Deferred Fee Plan. The plan provides for deferred fees to be invested in either a Deferred Cash Account (which bears interest at the current base lending rate) or a Shadow Stock Account (the value of which fluctuates according to the value of the Company's Common Stock).

                       CORPORATE OFFICERS OF THE COMPANY

     The following table sets forth the names and ages of the current Corporate Officers, the positions and offices with the Company held by them as of February 29, 1996 and the date when each was first elected or appointed a Corporate
Officer:

                                                                               DATE WHEN
                                                                             FIRST ELECTED
         NAME                AGE               PRESENT POSITION               OR APPOINTED
-----------------------   ---------   -----------------------------------    --------------
John G. Breen                61       Chairman and Chief Executive           January 1979
                                      Officer, Director
Thomas A. Commes             53       President and Chief Operating          March 1979
                                      Officer, Director
Larry J. Pitorak             49       Senior Vice President -- Finance,      June 1978
                                      Treasurer and Chief Financial
                                      Officer
John L. Ault                 50       Vice President -- Corporate            January 1987
                                      Controller
Sean P. Hennessy             38       Vice President -- Information          January 1996
                                      Services
Conway G. Ivy                54       Vice President -- Corporate            March 1979
                                      Planning and Development
Robert E. Kinney             60       Vice President -- Administration       February 1994
Thomas Kroeger               47       Vice President -- Human Resources      October 1987
Louis E. Stellato            45       Vice President, General Counsel and    December 1989
                                      Secretary
James J. Sgambellone         38       Assistant Secretary and Corporate      July 1991
                                      Director of Taxes

     Following is a brief account of each Corporate Officer's business experience with the Company during the last five year period:

     Mr. Breen has served as Chairman and Chief Executive Officer since June 1986 and has served as a Director since April 1979.

     Mr. Commes has served as President and Chief Operating Officer since June 1986 and has served as a Director since April 1980.

     Mr. Pitorak has served as Senior Vice President -- Finance, Treasurer and Chief Financial Officer since April 1992 prior to which he served as Senior Vice President -- Finance and Chief Financial Officer commencing July 1991. From February 1988 to July 1991, Mr. Pitorak served as Vice President, General Counsel and Secretary.

     Mr. Ault has served as Vice President -- Corporate Controller since January 1987.

     Mr. Hennessy has served as Vice President -- Information Services since January 1996 prior to which he served as Controller, Paint Stores Group commencing October 1991. From January 1990 to October 1991, Mr. Hennessy served as Director of Accounting, Paint Stores Group.

     Mr. Ivy has served as Vice President -- Corporate Planning and Development since April 1992 prior to which he served as Vice President and Treasurer commencing January 1989.

     Mr. Kinney has served as Vice President -- Administration since February 1994 prior to which he served as President & General Manager, Transportation Services Division commencing July 1987.

     Mr. Kroeger has served as Vice President -- Human Resources since October 1987.

     Mr. Stellato has served as Vice President, General Counsel and Secretary since July 1991 prior to which he served as Assistant Secretary and Corporate Director of Taxes commencing December 1989.

     Mr. Sgambellone has served as Assistant Secretary and Corporate Director of Taxes since July 1991 prior to which he served as Senior Corporate Counsel commencing December 1989.

     There are no family relationships between any of the persons named.

                       OPERATING MANAGERS OF THE COMPANY

     The following table sets forth the names and ages of the current Operating Managers, the positions and offices with the Company held by them as of February 29, 1996 and the date when each was first appointed an Operating Manager.

                                                                                  DATE WHEN
                                                                                    FIRST
          NAME                 AGE               PRESENT POSITION                 APPOINTED
-------------------------   ---------   -----------------------------------    ---------------
William P. Antonace            41       President & General Manager,           January 1996
                                        Transportation Services Division
Frank E. Butler                60       President & General Manager,           November 1981
                                        Coatings Division
Christopher M. Connor          39       President & General Manager,           June 1986
                                        Diversified Brands Division
T. Scott King                  43       President & General Manager,           February 1992
                                        Consumer Brands Division
Blair P. LaCour                49       President & General Manager, Mid       October 1989
                                        Western Division, Paint Stores
                                        Group
John C. Macatee                44       President, Paint Stores Group          June 1986
Steven J. Oberfeld             43       President & General Manager, South     September 1992
                                        Western Division, Paint Stores
                                        Group
James E. Renshaw               48       President & General Manager,           June 1986
                                        Eastern Division, Paint Stores
                                        Group
Salvatore V. Sanzone           60       President & General Manager,           April 1994
                                        Southeastern Division, Paint Stores
                                        Group
Joseph M. Scaminace            42       President & General Manager,           May 1985
                                        Automotive Division

     Following is a brief account of each Operating Manager's business experience during the last five year period:

     Mr. Antonace has served as President & General Manager, Transportation Services Division since January 1996 prior to which he served as Vice President & Director -- Operations, Coatings Division commencing March 1993. From July 1992 to March 1993, Mr. Antonace served as Director -- Materials Management, Coatings Division prior to which he served as Vice President & Director -- Sales & Operations, Transportation Division commencing April 1991. From April 1989 to April 1991, Mr. Antonace served as Vice President & Director -- Operations, Transportation Divison.

     Mr. Butler has served as President & General Manager, Coatings Division since February 1992 prior to which he served as President & General Manager, Consumer Division commencing May 1984.

     Mr. Connor has served as President & General Manager, Diversified Brands Division (formerly Specialty Division) since April 1994 prior to which he served as Senior Vice President -- Marketing, Paint Stores Group commencing September 1992. From June 1986 to September 1992, Mr. Connor served as President & General Manager, Western Division, Paint Stores Group.

     Mr. King has served as President & General Manager, Consumer Brands Division since February 1992 prior to which he served as Vice President, Director of Sales and Marketing, Consumer Division commencing June 1987.

     Mr. LaCour has served as President & General Manager, Mid Western Division, Paint Stores Group since September 1992 prior to which he served as President & General Manager, Mid Central Division, Paint Stores Group commencing October 1989.

     Mr. Macatee has served as President, Paint Stores Group since September 1992 prior to which he served as President & General Manager, South Central Division, Paint Stores Group commencing June 1986.

     Mr. Oberfeld has served as President & General Manager, South Western Division, Paint Stores Group since September 1992 prior to which he served as Vice President of Sales, South Central Division, Paint Stores Group commencing August 1990.

     Mr. Renshaw has served as President & General Manager, Eastern Division, Paint Stores Group since June 1986.

     Mr. Sanzone has served as President & General Manager, Southeastern Division, Paint Stores Group since April 1994 prior to which he served as Vice President of Sales, Eastern Division, Paint Stores Group commencing August 1990.

     Mr. Scaminace has served as President & General Manager, Automotive Division since April 1994 prior to which he served as President & General Manager, Specialty Division commencing September 1985.

     There are no family relationships between any of the persons named.

                    COMPENSATION AND MANAGEMENT DEVELOPMENT
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Management Compensation Program. The Company's Management Compensation Program ("Program") is administered by the Compensation and Management Development Committee ("Committee") of the Board of Directors. The Committee is composed of five outside Directors and reports to the Board of Directors on all compensation matters regarding the Executive Officers. The Program is designed to enable the Company to attract, motivate and retain key executives and to establish and maintain a performance and achievement-oriented environment. The Program provides for: (a) competitive base salary levels which reflect, in part, individual performance, (b) additional annual incentive compensation based on the achievement of financial and other performance goals, and (c) long-term stock-based incentive opportunities. The Program consists of both cash and equity-based compensation.

     The annual base salary, annual incentive opportunities and long-term incentive opportunities are intended to be competitive with market base salary and incentive compensation opportunities. The Committee utilizes data from various commercially available executive compensation surveys in order to identify, on an annual basis, the base salary and incentive opportunities available at manufacturing companies with comparable sales. The Committee believes that these companies are likely competitors of the Company for executive talent. These companies may include some of the companies comprising the peer group identified in the performance graphs if such companies participated in one or more of the compensation surveys. For the various components of compensation, the Committee uses the median compensation paid to executive officers holding equivalent positions or having similar responsibilities in manufacturing companies with comparable sales. The amount of compensation paid to the Executive Officers is not based upon the cumulative total return on the Company's Common Stock as reflected in either of the performance graphs.

     Base Salary. Annual cash compensation consists, in part, of a base salary. With regard to base salary, a salary range for each Executive Officer is approved on the basis of such person's position and level of responsibility by using the compensation surveys, with the median market base salary approximating the midpoint of the range. Once a range is formulated, salary levels are based upon the Executive Officer's performance and, to a lesser extent, tenure in the particular position. The base salary of each Executive Officer is reviewed and approved annually.

     Annual Incentive Compensation. Annual cash compensation also consists of the opportunity to earn additional compensation under the Company's Management Incentive Plan ("Incentive Plan"). All of the Executive Officers participate in the Incentive Plan. In approving the amount of annual incentive compensation to be paid to any of the Executive Officers under the Incentive Plan, great emphasis is placed on establishing incentive opportunities which are directly linked with Company performance and the maximization of shareholder value. The Committee establishes a threshold Company earnings goal, and 75% of this goal must be met before incentive compensation is paid to the Executive Officers, subject to the Committee's discretion to award special incentive compensation under exceptional circumstances. This earnings goal is established at a level which exceeds the Company's prior year's earnings and requires that the Company improve its earnings performance before incentive compensation is paid (except as provided in the foregoing sentence). During the fiscal year ended December 31, 1995, the Company's earnings exceeded that goal. In addition, compensation decisions for individual Executive Officers are based, in part, on financial performance goals for the Company, as described below, and other individual goals related to each Executive Officer's area of responsibility.

     Annual incentive compensation awarded to an Executive Officer is also determined by using the median incentive compensation (identified from the compensation surveys), which is generally equivalent to the amount an Executive Officer could receive under the Incentive Plan if 100% of all of the Company and individual goals are obtained. Under the Incentive Plan, annual bonus awards for the Executive Officers range from zero, if less than 75% of the stated goals are reached, to between 35% and 60% of the Executive Officer's base salary (depending upon the Executive Officer's position) if 100% of the stated goals are obtained. In the event the Company and an Executive Officer exceed 100% of the stated goals, incentive compensation can be awarded up to an aggregate maximum amount of 60% to 95% of the Executive Officer's base salary (depending upon position). Decisions on annual incentive compensation awarded to an Executive Officer are based upon financial performance goals, such as after-tax net income and the return on stockholders' equity, for each Incentive Plan year, and the accomplishment by the Executive Officer of individual performance goals (both quantitative and qualitative), which vary by Executive Officer and which usually relate to the particular business unit or function for which such person has responsibility. The financial performance goals are generally weighted more heavily.

     Long-term Incentive Compensation. Long-term incentive compensation may be awarded to any one or all of the Executive Officers under the Company's 1994 Stock Plan. All of the Executive Officers participate in the Stock Plan. Under the Stock Plan, the Committee may grant stock options to the Executive Officers based on competitive market practices. Competitive market practices are determined by the various compensation surveys mentioned above, and the Committee grants stock options based upon the median market value of the underlying stock relating to stock options that comparable companies are granting to their executive officers. The specific number of stock options granted to an Executive Officer is based upon the Executive Officer's position and level of responsibility. The option exercise price is equal to the fair market value of the Company's Common Stock on the date options are granted. Stock options granted typically vest at the rate of one-third per year for three years (beginning one year from the date of grant) and expire ten years from the date of grant.

     Awards of restricted stock under the Stock Plan, which are subject to a "substantial risk of forfeiture", may be granted to the Executive Officers. The granting of restricted stock is determined in the same manner that the granting of stock options is determined. If granted, restricted stock may be issued with certain performance and time restrictions. The number of shares of restricted stock which may actually vest at the end of the restriction period is dependent upon the Company's relative return on average shareholder equity versus a group of peer companies. The companies that comprise this group of peer companies are the same companies that comprise the Peer Group identified in the performance graphs (except for one company for which sufficient financial data is not available to calculate cumulative total return). Depending on the Company's performance at the end of the restriction period, from 0% to 100% of the restricted stock may vest. The restriction period is typically four years from the date of grant of the restricted stock.

     Chief Executive Officer's Compensation. The Committee determined Mr. Breen's compensation for the fiscal year ended December 31, 1995 based on a number of factors and criteria. Mr. Breen's base salary range was determined using the median base salary of chief executive officers for companies having comparable sales as the Company. Mr. Breen's base salary within his range was established based upon a review by the Committee of Mr. Breen's 1994 performance (which was measured, in part, by the Company's 1994 performance) and his tenure with the Company. For 1995, the average salary increase given generally to salaried employees of the Company was 4.0%, and the range of potential increases was 0% to 8.5%. Mr. Breen received a base salary increase of 4.5% in December 1994, bringing his base salary to $793,052. Mr. Breen's increase was based primarily upon the Committee's evaluation of Mr. Breen's 1994 performance relating to the financial and other performance measures set forth below and his tenure with the Company.

     In addition, in 1995 Mr. Breen earned a bonus of $585,000 as annual incentive compensation under the Incentive Plan. The amount of this bonus was based primarily upon the Company's achievement of 1995 financial performance goals relating to after-tax net income, return on stockholders' equity, return on sales, cash flow and working capital as a percent of sales. Mr. Breen's achievement of certain other 1995 goals relating to management succession planning, acquisition strategies and 1995 budget considerations were also factors, but were weighted less heavily.

     In January 1995, Mr. Breen was awarded 44,000 stock options and 20,000 shares of restricted stock under the Stock Plan. In determining the number of stock options and shares of restricted stock awarded to Mr. Breen, the Committee also identified the median market value of the underlying shares relating to stock options and of shares of restricted stock which comparable companies granted to their chief executive officers. The amount of outstanding stock options and shares of restricted stock is not considered by the Committee in making awards of stock options and restricted stock.

     Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four other highest paid executive officers is not deductible to a company unless the compensation qualifies for an exception. This deduction limit generally applies only to compensation that could otherwise be deducted by a company in a taxable year, which excludes compensation deferred by an executive officer. For 1995, Mr. Breen was the only Executive Officer who was paid compensation exceeding $1 million. However, because of Mr. Breen's use of deferrals, the Committee does not expect that Section 162(m) will limit the Company's deductibility of his compensation.

     Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. The Committee believes that grants of options, stock appreciation rights and restricted stock under the Stock Plan qualify for full deductibility under Section 162(m). Compensation paid under the Incentive Plan does not qualify for the exemption for performance-based compensation. At this time, based upon the Company's current compensation structure and Mr. Breen's use of deferrals, the Committee believes it is in the best interests of the Company and its shareholders for the Committee to retain flexibility in awarding incentive compensation under the Incentive Plan which does not qualify for the exemption for performance-based compensation. The Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on the Company's compensation programs.

                          COMPENSATION AND MANAGEMENT
                             DEVELOPMENT COMMITTEE

                            W.G. Mitchell, Chairman
                                  J.M. Biggar
                                   L. Carter
                                  R.W. Mahoney
                                A.M. Mixon, III

                               PERFORMANCE GRAPHS

     The following line graphs set forth a comparison of the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index and a peer group of companies selected on a line-of-business basis. The "Peer Group" is comprised of the following companies: Akzo Nobel nv, Armstrong World Industries, Inc., BASF Corporation, Ferro Corporation, H.B. Fuller Company, Genuine Parts Company, Grow Group, Inc. (through the last day it was publicly traded), Guardsman Products, Inc., Hechinger Company, The Home Depot, Inc., Imperial Chemicals Industries PLC, Lilly Industries, Inc., Lowe's Companies, Inc., Masco Corporation, Morton International, Inc., Newell Co., PPG Industries, Inc., Pratt & Lambert United, Inc., RPM, Inc., Standard Brands Paint Company, The Stanley Works, USG Corporation and The Valspar Corporation.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG THE SHERWIN-WILLIAMS COMPANY, S&P 500 INDEX AND
                                 THE PEER GROUP

      MEASUREMENT PERIOD           SHERWIN-
    (FISCAL YEAR COVERED)          WILLIAMS         S&P 500       PEER GROUP
1990                                 $100            $100            $100
1991                                 $146            $130            $149
1992                                 $169            $140            $166
1993                                 $201            $155            $199
1994                                 $191            $157            $205
1995                                 $237            $215            $230

Assumes $100 invested on December 31, 1990 in the Common Stock of The Sherwin-Williams Company, S&P 500 Index and the Peer Group, including reinvestment of dividends, through the fiscal year ended December 31, 1995.

                 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
             AMONG THE SHERWIN-WILLIAMS COMPANY, S&P 500 INDEX AND
                                 THE PEER GROUP

      MEASUREMENT PERIOD           SHERWIN-
    (FISCAL YEAR COVERED)          WILLIAMS         S&P 500       PEER GROUP
1985                                 $100            $100            $100
1986                                 $127            $119            $132
1987                                 $114            $125            $142
1988                                 $122            $145            $157
1989                                 $169            $192            $177
1990                                 $188            $186            $163
1991                                 $274            $242            $243
1992                                 $318            $261            $270
1993                                 $377            $287            $324
1994                                 $358            $291            $334
1995                                 $445            $400            $375

Assumes $100 invested on December 31, 1985 in the Common Stock of The Sherwin-Williams Company, S&P 500 Index and the Peer Group, including reinvestment of dividends, through the fiscal year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                        COMPENSATION AWARDS
                                                                     -------------------------
                                                                     RESTRICTED     SECURITIES
                                      ANNUAL COMPENSATION              STOCK        UNDERLYING     ALL OTHER
         NAME AND              ---------------------------------      AWARD(S)       OPTIONS/       COMPEN-
    PRINCIPAL POSITION         YEAR     SALARY ($)     BONUS ($)       ($)(1,2)      SARS (#)     SATION($)(3)
---------------------------    ----     ----------     ---------     ----------     ----------     ---------
J. G. Breen                    1995       793,052       585,000        667,500        44,000        134,701
  Chairman and Chief           1994       758,888       625,000          --0--        32,000        152,574
  Executive Officer            1993       722,800       560,000        615,000        32,000        143,026
T. A. Commes                   1995       514,900       390,000        367,125        23,000        131,732
  President and Chief          1994       492,038       420,000          --0--        18,000        137,021
  Operating Officer            1993       467,308       325,000        338,250        18,000        108,471
J. C. Macatee                  1995       266,895       245,000        166,875        11,000         64,542
  President, Paint Stores      1994       247,845       230,000          --0--         9,000         59,136
  Group(4)                     1993            --            --             --            --             --
F. E. Butler                   1995       284,150       200,000        166,875         8,000         64,757
  President & General          1994       251,340       210,000          --0--         6,000         64,347
  Manager, Coatings            1993            --            --             --            --             --
  Division(4)
L. J. Pitorak                  1995       272,840       210,000        166,875        11,000         63,818
  Senior Vice President --     1994       255,024       175,000          --0--         9,000         65,718
  Finance, Treasurer and       1993       238,360       145,000        153,750         9,000         52,252
  Chief Financial Officer

---------------

1 The number of shares of restricted stock held on December 31, 1995 and the aggregate value of such holdings on such date for Messrs. Breen, Commes, Macatee, Butler and Pitorak are 40,000 shares with a value of $1,630,000, 22,000 shares with a value of $896,500, 10,000 shares with a value of $407,500, 10,000 shares with a value of $407,500 and 10,000 shares with a value of $407,500, respectively. The value of restricted stock is equal to the number of shares of restricted stock indicated multiplied by the closing price of the Company's Common Stock on December 29, 1995. The values indicated are not necessarily indicative of the actual values which may be realized by the named Executive Officers.

2 Dividends are paid on all restricted stock at the same rate as paid on the Company's Common Stock.

3 The amounts disclosed in this column for 1995 include: (a) Company contributions in the amount of $7,500 for each of Messrs. Commes, Macatee and Pitorak under the Company's Pension Investment Plan, a defined contribution plan. Messrs. Breen and Butler do not participate in such plan; (b) Company contributions in the amounts of $33,352, $11,792 and $12,501 for Messrs. Commes, Macatee and Pitorak, respectively, under the Company's Pension Investment Plan Equalization Program, a defined contribution plan. Messrs. Breen and Butler do not participate in such program; (c) Company contributions in the amount of $6,360 for each of Messrs. Breen, Commes, Macatee, Butler and Pitorak under the Company's Employee Stock Purchase and Savings Plan, a defined contribution plan; (d) Company contributions in the amounts of $94,972, $58,389, $26,156, $26,119 and $24,236 for Messrs. Breen, Commes,
  Macatee, Butler and Pitorak, respectively, under the Company's Deferred Compensation Savings Plan, a defined contribution plan; (e) the dollar value of compensatory split-dollar life insurance benefits, under the Company's Executive Life Insurance Plan, in the amounts of $29,227, $22,447, $10,403, $29,024 and $10,622 for Messrs. Breen, Commes, Macatee, Butler and Pitorak, respectively; and (f) payments, by the Company, related to premiums under the Company's Executive Disability Income Plan in the amounts of $4,142, $3,684, $2,331, $3,254 and $2,599 for Messrs. Breen, Commes, Macatee, Butler and Pitorak, respectively.

4 Messrs. Macatee and Butler first became "Executive Officers" (as such term is defined under the Securities Exchange Act of 1934) during the fiscal year ended December 31, 1994. In accordance with the rules of the Securities and Exchange Commission, only 1994 and 1995 compensation is required to be disclosed for Messrs. Macatee and Butler.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                              --------------------------------------------------------
                                             PERCENT OF
                              NUMBER OF        TOTAL
                              SECURITIES      OPTIONS/                                        POTENTIAL REALIZABLE VALUE
                              UNDERLYING        SARS                                           AT ASSUMED ANNUAL RATES
                               OPTIONS/      GRANTED TO                                      OF STOCK PRICE APPRECIATION
                                 SARS        EMPLOYEES      EXERCISE OR                          FOR OPTION TERM(4)
                               GRANTED       IN FISCAL      BASE PRICE      EXPIRATION     --------------------------------
               NAME           (#)(1,2)          YEAR        ($/SH)(3)          DATE            5% ($)           10% ($)
            ----------        ----------     ----------     -----------     ----------     --------------    --------------
J. G. Breen                     44,000         8.7267         32.6875         1/23/05             904,508         2,292,200
T. A. Commes                    23,000         4.5617         32.6875         1/23/05             472,811         1,198,196
J. C. Macatee                   11,000         2.1817         32.6875         1/23/05             226,127           573,050
F. E. Butler                     8,000         1.5867         32.6875         1/23/05             164,456           416,764
L. J. Pitorak                   11,000         2.1817         32.6875         1/23/05             226,127           573,050
Value realizable for all
 shareholders(5)                   N/A            N/A             N/A             N/A       1,746,318,415     4,425,513,732
Value realizable for the named
 Executive Officers as a % of
 value realizable for all
 shareholders                      N/A            N/A             N/A             N/A              0.114%            0.114%

---------------

1 Generally, one-third of the options granted are exercisable on each of the first, second and third anniversary dates of the grant.

2 All options granted become immediately exercisable, in full, upon a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company's Common Stock (other than a tender offer by the Company) or upon the signing of any agreement for the merger or consolidation of the Company with another corporation or for the sale of substantially all of the assets of the Company to another corporation, which tender offer, merger, consolidation or sale, if consummated, would, in the opinion of the Board of Directors of the Company, likely result in a change in control of the Company. In the event any such tender offer, merger, consolidation or sale is abandoned or, in the opinion of the Board of Directors, is not likely to be consummated, the Board of Directors may nullify the effect of the immediately preceding sentence and reinstate the provisions providing for accrual in installments, without prejudice to any exercise of options that may have occurred prior to such nullification.

3 The exercise price is equal to the fair market value of the Company's Common
  Stock on the date of grant.

4 The amounts disclosed in these columns, which reflect appreciation of the Company's Common Stock price at the 5% and 10% rates dictated by the Securities and Exchange Commission, are not intended to be a forecast of the Company's Common Stock price and are not necessarily indicative of the actual values which may be realized by the named Executive Officers or the shareholders. These assumed rates of 5% and 10% would result in the Company's Common Stock price increasing from $32.6875 per share to approximately $53.24 per share and $84.78 per share, respectively.

5 The amounts disclosed reflect appreciation of the Company's Common Stock price at the 5% and 10% rates dictated by the Securities and Exchange Commission and are based upon the closing price of the Company's Common Stock on January 23, 1995 (the date on which the options set forth in this table were granted) multiplied by the total number of shares of Common Stock outstanding on such date.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-THE-
                     SHARES                             UNDERLYING UNEXERCISED         MONEY OPTIONS/SARS AT FY-END
                   ACQUIRED ON                        OPTIONS/SARS AT FY-END (#)                 ($)(2)
                    EXERCISE           VALUE         -----------------------------     -----------------------------
      NAME             (#)       REALIZED ($)(1)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------  -----------     -------------     -----------     -------------     -----------     -------------
J. G. Breen           43,334          395,779           31,999           76,001           293,325         621,425
T. A. Commes           --0--            --0--           69,001           41,000         1,098,564         335,438
J. C. Macatee         15,600          270,075           47,100           20,000           838,213         163,688
F. E. Butler           --0--            --0--           14,567           14,000           187,536         114,500
L. J. Pitorak         10,534          113,419           19,000           20,000           206,250         163,688

---------------

1 The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Company's Common Stock on the date of exercise.

2 The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of the Company's Common Stock on December 31, 1995.

                                  PENSION PLAN

     The Sherwin-Williams Company Salaried Employees' Retirement Plan ("Pension Plan") provides pension benefits for certain salaried employees hired on or before December 31, 1983. Messrs. Breen and Butler are the only Executive Officers named in the Summary Compensation Table who participate in the Pension Plan. The Pension Plan requires five years of service for a participant to become fully vested with respect to a participant who has at least one hour of service on or after January 1, 1989 and ten years of service for all other participants. A participant may also become one hundred percent vested in the event the participant's employment is terminated (in specified situations) after a Change in Control (as defined in the Pension Plan) of the Company. As of December 31, 1995, the maximum annual benefit under the provisions of the Pension Plan is $120,000 due to limitations imposed by ERISA and the Internal Revenue Code.

     The Company has established a Retirement Equalization Program to provide eligible employees with the benefits they would have received under the Pension Plan but for the maximum limitations imposed by ERISA and the Internal Revenue Code. The program authorizes the Company, at its discretion, to enter into appropriate agreements with employees who are, or may become, eligible to participate in the program. The benefits under this program will be paid from an irrevocable grantor trust funded from the Company's general funds or by the Company from the Company's general funds in the event of a deficiency in the trust.

     The following table sets forth the estimated aggregate annual normal benefits payable under the Pension Plan and the Company's Retirement Equalization Program commencing at age 65 in the form of a single life annuity:

                               PENSION PLAN TABLE

                               YEARS OF SERVICE
                 --------------------------------------------
REMUNERATION        15          20          25          30
------------     --------    --------    --------    --------
 $  300,000        44,490      59,490      74,490      89,490
    400,000        59,490      79,490      99,490     119,490
    500,000        74,490      99,490     124,490     149,490
    600,000        89,490     119,490     149,490     179,490
    700,000       104,490     139,490     174,490     209,490
    800,000       119,490     159,490     199,490     239,490
    900,000       134,490     179,490     224,490     269,490
  1,000,000       149,490     199,490     249,490     299,490
  1,100,000       164,490     219,490     274,490     329,490
  1,200,000       179,490     239,490     299,490     359,490
  1,300,000       194,490     259,490     324,490     389,490
  1,400,000       209,490     279,490     349,490     419,490
  1,500,000       224,490     299,490     374,490     449,490
  1,600,000       239,490     319,490     399,490     479,490

     Pensions are based upon average annual earnings (salary and bonus) for the highest five consecutive years out of the last ten years of employment with the Company. For Messrs. Breen and Butler, this average amount equaled $1,264,590 and $398,768, respectively, as of December 31, 1995. Normal monthly pensions equal one-twelfth of one percent of the Average Annual Earnings (as defined in the Pension Plan) times the number of years of credited service up to a maximum of forty years, less an offset of $42.50 (or such lesser amount as may be required under the Internal Revenue Code). The pension may be adjusted for a surviving spouse's pension or other options under the Pension Plan. Pensions are not subject to any other deduction for social security or any other offset amounts. Messrs. Breen and Butler were credited with seventeen and twenty-nine years of service, respectively, under the Pension Plan as of December 31, 1995 and participate in the Company's Retirement Equalization Program.

              EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

     Employment Contracts. Messrs. Breen and Commes have employment contracts with the Company. In addition to their basic compensation, incentive compensation, and participation in the employee benefit plans and the 1994 Stock Plan, each is entitled to receive, in the event the Company terminates his employment for any reason, except in the event termination is the result of a change of control of the Company, an amount equal to one and one-half times his annual salary and any bonus paid or payable to him for the preceding year. In the event the termination of employment is the result of a change of control of the Company, Mr. Breen is entitled to receive, at the time of his termination of employment, a cash amount equal to two times his annual assured compensation, and Mr. Commes is entitled to receive a cash amount equal to his annual assured compensation. Annual assured compensation is defined as the sum of (i) twenty-six times the executive's highest regular bi-weekly salary in effect within the three year period preceding termination, plus (ii) the greater of the highest bonus paid or payable within the three year period preceding termination or the bonus such executive would have received for the year of termination had the executive reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation). Assuming a termination date of February 29, 1996 as a result of a change of control, the cash amounts payable under such contracts would have been approximately $2,900,012 and $940,000 for Messrs. Breen and Commes, respectively. Amounts received under the employment contracts due to a termination of employment resulting from a change of control of the Company shall be offset against the amounts payable under the severance pay agreements described below.

     In addition, pursuant to a provision of Mr. Breen's employment contract, the Company will pay to Mr. Breen, upon retirement, supplemental pension benefits so that his total pension benefits will not be less than those he would have received under the Gould Inc. Salaried Retirement Plan if Mr. Breen had continued to be employed by Gould Inc. (Mr. Breen's previous employer) until his retirement and had received compensation in the amount and form paid to him by the Company. The following table sets forth the estimated aggregate annual supplemental benefits payable to Mr. Breen, under this provision of his employment contract, commencing at age 65 in the form of a single life annuity:

                               YEARS OF SERVICE
                 --------------------------------------------
REMUNERATION        15          20          25          30
------------     --------    --------    --------    --------
 $1,000,000       278,987     228,987     178,987     128,987
  1,100,000       308,987     253,987     198,987     143,987
  1,200,000       338,987     278,987     218,987     158,987
  1,300,000       368,987     303,987     238,987     173,987
  1,400,000       398,987     328,987     258,987     188,987
  1,500,000       428,987     353,987     278,987     203,987
  1,600,000       458,987     378,987     298,987     218,987

     These supplemental pension benefits are based upon the average annual salary and bonus paid to Mr. Breen for the highest five years out of the last fifteen years of employment with the Company. For Mr. Breen, this average amount equaled $1,264,590 as of December 31, 1995. These benefits are not subject to any deduction for social security or other offset amounts. Mr. Breen was credited with seventeen years of service under this provision of his employment contract as of December 31, 1995.

     Severance Pay Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company has entered into severance pay agreements with certain key executives. In the event there is a Change of Control (as that term is defined in the agreements) of the Company and the employment of the executive terminates under certain conditions described in the agreements at any time during the two year period following a Change of Control of the Company, the executive will receive an agreed upon amount of severance pay. In the event the executive has an employment contract with the Company providing for the payment of severance pay at the time of termination of employment, the amounts payable under such employment contract shall be offset against amounts payable under the severance pay agreement. The Company has entered into severance pay agreements with each of the Executive Officers named in the Summary Compensation Table.

     For Messrs. Breen and Commes, the severance pay agreements provide that upon termination, whether voluntary or involuntary, unless the termination is because of death, Disability or by the Company for Cause (as such terms are defined in the agreements), they will receive, in addition to accrued salary, bonus and vacation pay: (a) a lump sum cash amount equal to four times the sum of (i) twenty-six times their highest regular bi-weekly salary in effect within the three year period preceding termination, plus (ii) the greater of the highest bonus received within the three year period preceding termination or the bonus such executive would have received for the year of termination had the executive reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation); (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of four years following termination; and
(c) special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had their employment with the Company continued during the four year period following termination. The executive will also receive an additional payment equal to the amount of any excise tax imposed on the executive by Section 4999 of the Internal Revenue Code, and any taxes, interest or penalties incurred with respect thereto. Assuming a termination date of February 29, 1996, the lump sum cash amounts payable under the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $8,595,614 and $3,760,000 for Messrs. Breen and Commes, respectively.

     For all other Executive Officers named in the Summary Compensation Table, the severance pay agreements provide that upon termination for any reason other than death, Disability, by the Company for Cause or by the executive for other than Good Reason (as such terms are defined in the agreements), the executive will receive, in addition to accrued salary, bonus and vacation pay: (a) a lump sum cash amount equal to three times the sum of (i) twenty-six times the executive's highest regular bi-weekly salary in effect within the three year period preceding termination, plus (ii) the greater of the highest bonus received by the executive within the three year period preceding termination or the bonus such executive would have received for the year of termination had the executive reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation); (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of three years following termination; and (c) special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had such executive's employment with the Company continued during the three year period following termination. The executive will also receive an additional payment equal to the amount of any excise tax imposed on the executive by
Section 4999 of the Internal Revenue Code, and any taxes, interest or penalties incurred with respect thereto. Assuming a termination date of February 29, 1996, the lump sum amounts payable under the foregoing provision of the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $1,582,665, $1,528,647 and $1,475,988 for Messrs. Macatee, Butler and Pitorak, respectively.

     In addition, each such executive has the right to terminate his employment with the Company for any reason during the thirty day period immediately following the first anniversary date of a Change of Control of the Company, in which event such executive shall receive, in lieu of the amount set forth in clause (a) above and in addition to the benefits described in clauses (b) and
(c) above, a lump sum cash amount equal to two times the sum of clauses (a)(i) and (a)(ii) above. Assuming a termination date of February 29, 1996, the lump sum amounts payable under the foregoing provision of the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $1,055,110, $1,019,098 and $983,992 for Messrs. Macatee, Butler and Pitorak, respectively.

     The salary and other benefits provided by the severance pay agreements will be payable either from an escrow fund established by the Company with a national banking institution or from the Company's general funds. The Company has agreed to indemnify such executives for any legal expense incurred in the enforcement of their rights under the severance pay agreements.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP to examine the consolidated financial statements and other records of the Company for the fiscal year ending December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they wish and to respond to appropriate shareholders' questions.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during the fiscal year ended December 31, 1995.

     The Board of Directors has established, among other committees, an Audit Committee, a Board Composition Committee and a Compensation and Management Development Committee. The functions and members of these Committees are as follows:

     Audit. The Audit Committee has the responsibility of reviewing the adequacy of the Company's financial controls and the quality and integrity of its financial reports. In addition, the Audit Committee recommends to the Board of Directors independent public accountants to audit the books, records and accounts of the Company for the ensuing fiscal year. The Committee reviews all reports and recommendations of the independent public accountants with respect to matters within their area of responsibility and reports to the Board of Directors on the scope and depth of the audit. The Committee also makes inquiries into the Company's internal audit functions and procedures.

     The Audit Committee met twice during 1995 and is currently composed of five outside Directors: L. Carter, D. E. Evans, W. G. Mitchell, H.O. Petrauskas and
R. K. Smucker.

     Board Composition. The Board Composition Committee develops plans for the composition and size of the Board of Directors. Matters considered by this Committee include the ratio of inside to outside Directors, as well as the skills and disciplines desired as represented by individual Directors. The Committee also is charged with the responsibility to conduct searches for individual members, interview prospective candidates and make selections and recommendations to the Board of Directors. The Committee has not undertaken to consider nominees recommended by shareholders but has and will continue to employ professional search firms to assist it in identifying potential members of the Board of Directors with the desired skills and disciplines.

     The Board Composition Committee met twice in 1995 and is currently composed of three outside Directors: J. M. Biggar, L. Carter and W. G. Mitchell.

     Compensation and Management Development. The Compensation and Management Development Committee establishes general policies on an annual basis for changes in compensation for all key employees of the Company. In addition, the Committee sets the compensation for certain elected officers and key employees.

     The Committee administers the Company's Management Incentive Plan, Executive Life Insurance Plan, Executive Disability Income Plan, Deferred Compensation Savings Plan, Key Management Deferred Compensation Plan, Retirement Equalization Program, Pension Investment Plan Equalization Program and 1994 Stock Plan and recommends to the Board of Directors for approval other types of incentive compensation and similar plans.

     The Compensation and Management Development Committee met three times during 1995 and is currently composed of five outside Directors: J. M. Biggar,
L. Carter, R. W. Mahoney, W. G. Mitchell and A.M. Mixon, III.

                               STOCK OUTSTANDING

     At the close of business on the record date, March 4, 1996, there were outstanding 85,575,231 shares of Common Stock.

                                VOTING OF SHARES

     Each share is entitled to one vote upon all matters presented at the Annual Meeting. All proposals and other business as may properly come before the Annual Meeting require the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote thereat. Shares represented by properly executed proxies will be voted at the meeting in accordance with the instructions thereon, and, unless authority to do so is withheld or the shareholder abstains from voting, the shares represented by proxies will be voted in favor of the proposals referred to in the Notice of Annual Meeting. Such shares will be voted in the Proxies' discretion upon such other business as may properly come before the Annual Meeting. Proxies marked as withholding authority or abstaining will be treated as present for purposes of determining a quorum for the Annual Meeting, but will not be counted as a vote for any proposal as to which authority is withheld or abstention is indicated. Proxies returned by brokers as "non-votes" will not be treated as present for purposes of determining a quorum for the Annual Meeting and will not be counted as a vote for any proposal as to which a non-vote is indicated, unless properly voted by the broker.

                             REVOCABILITY OF PROXY

     A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same shares or by giving notice to the Company in writing or in open meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as to each Director and nominee, each Executive Officer named in the Summary Compensation Table and all Directors and Executive Officers as a group, information regarding shares of Common Stock held by each as of December 31, 1995.

                                             AMOUNT AND NATURE           PERCENT OF
        NAME OF BENEFICIAL OWNER        OF BENEFICIAL OWNERSHIP(1,2)        CLASS
        ------------------------        ---------------------------    ---------------
J. M. Biggar                                   7,100   direct                 *
                                                 800   indirect
J. G. Breen                                  249,823   direct                 *
                                             185,612   indirect
F. E. Butler                                  32,490   direct                 *
                                              29,128   indirect
L. Carter                                      2,640   indirect(3)            *
D. E. Collins                                  1,000   direct                 *
T. A. Commes                                 182,942   direct                 *
                                              90,312   indirect
D. E. Evans                                      200   direct                 *
J. C. Macatee                                 70,409   direct                 *
                                              18,782   indirect
R. W. Mahoney                                    500   direct                 *
W. G. Mitchell                                 3,882   direct                 *
A. M. Mixon, III                               5,000   direct                 *
H. O. Petrauskas                               1,022   direct                 *
L. J. Pitorak                                 44,823   direct                 *
                                               7,621   indirect

                                             AMOUNT AND NATURE           PERCENT OF
        NAME OF BENEFICIAL OWNER        OF BENEFICIAL OWNERSHIP(1,2)        CLASS
        ------------------------        ---------------------------    ---------------
R. K. Smucker                                  1,013   direct                 *

All Directors and Executive                  880,348   direct              1.6016
  Officers as a Group                        488,337   indirect

---------------

  *Represents beneficial ownership of less than 1% of the total number of shares of Common Stock outstanding.

1 The figures indicated include the following number of shares of Common Stock for which the Executive Officers named in the Summary Compensation Table and all Executive Officers as a group have the right to acquire beneficial ownership, within sixty days from December 31, 1995, through the exercise of stock options: Mr. Breen, 67,999; Mr. Commes, 88,667; Mr. Macatee, 56,766; Mr. Butler, 21,233; Mr. Pitorak, 28,666; and all Executive Officers as a group, 459,320.

2 Unless otherwise indicated, voting and investment power relating to the shares of Common Stock indicated above is exercised solely by the beneficial owner or shared by such owner and such owner's spouse or children.

3 All shares are held in trust for the benefit of Mr. Carter.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as to each beneficial owner of more than five percent of the Company's Common Stock, information regarding shares of Common Stock held by each as of December 31, 1995.

                                          AMOUNT AND
                                           NATURE OF            PERCENT OF
    NAME OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP         CLASS
---------------------------------    ---------------------    --------------
Cooke & Bieler, Inc.
1700 Market Street, Suite 3222
Philadelphia, PA 19103                    4,940,700(1)              5.78

FMR Corp.
82 Devonshire Street
Boston, MA 02109                          8,937,440(2)             10.52

Mellon Bank Corporation
One Mellon Bank Center
Pittsburgh, PA 15258                     14,319,095(3)             16.85

---------------

1 Of the shares listed, Cooke & Bieler, Inc. has sole voting power over 3,996,800 shares and sole dispositive power over 4,845,550 shares, but has no shared voting or shared dispositive power. This information is based upon Cooke & Bieler, Inc.'s Schedule 13G, dated January 31, 1996.

2 Of the shares listed, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., beneficially owns 8,398,362 (9.89%) shares as a result of acting as an investment adviser to various investment companies. One of these companies, Fidelity Magellan Fund, owns 4,944,200 (5.82%) of such shares. Of the total shares listed, FMR Corp. has sole voting power over 348,378 shares and sole dispositive power over all shares, but has no shared voting or shared dispositive power. Edward C. Johnson, III (the Chairman of FMR Corp.) and Fidelity also each have sole dispositive power over the shares owned by Fidelity, but neither has sole voting power over such shares; such power resides with the Boards of Trustees of the Fidelity funds. This information is based upon FMR Corp.'s Schedule 13G, dated January 10, 1996.

3 All of the shares are beneficially owned by Mellon Bank Corporation and its affiliates in their various fiduciary capacities. Of the shares indicated, Mellon Bank Corporation and its affiliates have sole voting power over 983,000 shares, shared voting power over 13,149,095 shares, sole dispositive power over 1,032,000 shares, and shared dispositive power over 187,000 shares. Of the shares indicated, 13,075,095 (15.39%) are beneficially owned by Mellon Bank, N.A. as Trustee of the Company's Employee Stock Purchase and Savings Plan. Mellon Bank, N.A. has shared voting power over all shares held pursuant to such plan, but has no dispositive power or sole voting power over any such shares. This information is based upon Mellon Bank Corporation's Schedule 13G, dated January 22, 1996.

                       SECTION 16(a) REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, based solely on the information furnished to the Company and written representations by such persons, all of the Company's Executive Officers and Directors complied with their respective filing requirements under Section 16(a) for 1995.

                              RELATED TRANSACTIONS

     During 1995, the Company and its subsidiaries purchased products and services from, and sold products and services to, corporations of which certain of the Company's non-employee Directors and/or nominees for Director are officers. These transactions were in the ordinary course of the Company's business and were at competitive terms and prices. The Company does not consider these transactions to be material to the Company's business or to such other companies' businesses.

                    EXPENSE AND METHOD OF PROXY SOLICITATION

     The enclosed proxy is solicited by the Board of Directors and the entire cost of solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit the return of proxies, and Kissel-Blake, Inc., New York, N.Y., has been retained to aid in the solicitation of proxies, for which services it will receive a fee estimated at $13,500. Proxies will be solicited by personal interview, mail, telephone and telegraph.

               REPORT OF BALLOTING AT 1995 SHAREHOLDERS' MEETING

     There were outstanding and entitled to vote at the April 26, 1995 Annual Meeting of Shareholders of the Company 85,066,500 shares of Common Stock. There were present in person or by proxy and voting or withholding the authority to vote in the election of Directors, holders of a total of 74,939,688 shares, representing 88.0954% of the voting power of the Company.

     The Resolution to establish the number of Directors at ten and to elect ten Directors was passed with each of the ten nominees receiving a favorable vote of at least 99.6103% but not greater than 99.6708% of the shares present in person or by proxy.

                   DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Shareholder proposals must be received at the Company's headquarters, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 13, 1996 in order to be included in the proxy material relating to the 1997 Annual

Meeting of Shareholders of the Company. In order to remove any question as to the date on which a proposal was received by the Board of Directors, it is suggested that proposals be submitted by Certified Mail-Return Receipt Requested.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE TO EACH SHAREHOLDER WHO IS SOLICITED TO VOTE AT THE 1996 ANNUAL MEETING OF SHAREHOLDERS, UPON THE WRITTEN REQUEST OF SUCH PERSON AND WITHOUT CHARGE, A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K. PLEASE DIRECT REQUESTS TO THE COMPANY'S HEADQUARTERS, 101 PROSPECT AVENUE, N.W., CLEVELAND, OHIO 44115-1075, ATTENTION: INVESTOR RELATIONS.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        The undersigned hereby appoints J. G. Breen and T.
                        A. Commes as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of The Sherwin-Williams Company held of record by the undersigned on March 4, 1996, at the Annual Meeting of Shareholders to be held on April 24, 1996 or any adjournment thereof.


                           1. For election of 10 Directors to hold office until
                              the next Annual Meeting of Shareholders and until their successors are elected; the Nominees are:
                              J. M. Biggar, J. G. Breen, D. E. Collins, T. A. Commes, D. E. Evans, R. W. Mahoney, W. G. Mitchell, A. M. Mixon, III, H. O. Petrauskas and
                              R. K. Smucker.


    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

    THE SHERWIN-WILLIAMS COMPANY
              [LOGO]
              COMMON
               STOCK
               PROXY

                                                                SEE REVERSE
                                                                   SIDE

  /X/       PLEASE MARK YOUR          SHARES IN YOUR NAME   REINVESTMENT SHARES
            VOTE AS IN THIS
            EXAMPLE.

                                WITHHELD
                   FOR ALL      AS TO ALL
                  NOMINEES      NOMINEES
1. Election of      / /           / /          THE BOARD OF
   Directors                                   DIRECTORS
   (see reverse                                RECOMMENDS
   side)                                       A VOTE FOR
                                               PROPOSAL 1

   FOR, except vote withheld as to the following Nominee(s):

   _________________________________________________________

  2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                   (If your address has changed, please mark the box at left and indicate your new address below)

  Change           ____________________________________________
    of     / /
  Address          ____________________________________________

                   ____________________________________________

                   ____________________________________________

                   NOTE: Please sign exactly as name appears hereon. Joint
                         owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     SIGNATURE(S)__________________________________  _______________, 1996
                                                          (Date)

     SIGNATURE(S)__________________________________  _______________, 1996
                                                          (Date)